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                                                                    Exhibit 23.1


                       Consent of Independent Auditors



We consent to the use of our report dated October 5, 1998, with respect to the financial statements of the MMP Business of Texas Instruments Incorporated included in this Current Report on Form 8-K of Micron Technology, Inc.

We also consent to the incorporation by reference in the Registration Statements of Micron Technology, Inc. on Form S-8 (File Nos. 033-3686, 033-16832, 033-27078, 033-38665, 033-38926, 033-65050, 033-52653, 033-57887,
333-07283, 333-17073, 333-50353) and on Form S-3 (File No. 333-184441) of our
report dated October 5, 1998, with respect to the financial statements of the MMP Business of Texas Instruments Incorporated included in this Current Report on Form 8-K of Micron Technology, Inc.


                                                ERNST & YOUNG LLP


Dallas, Texas
October 9, 1998